Alliance One International, Inc.
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EXHIBIT 99.1
Alliance One International, Inc. Tel: 434 792 75115 512 Bridge Street Fax: 434 791 0377 Post Office Box 681 www.aointl.com Danville, VA 24543-0681 USA
FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
June 21, 2005

Alliance One International Announces Sale of CRES NEVA Processing

Danville, Va. – Alliance One International, Inc. (NYSE: AOI) announced today that it has entered into an agreement for the sale of its CRES NEVA processing facility in St. Petersburg, Russia, to JT International Holding BV (JTI).   The sale is expected to be completed June 30, 2005.   Alliance One will maintain its presence in Russia through its subsidiary, Leaf Trading Co., Ltd, and will continue, through a long-term contract with JTI, to provide its customers with a full range of expanded stem services, including processing and third party supply.

Robert E. Harrison, President & Chief Operating Officer, stated, “The sale of the CRES NEVA facility is consistent with the strategic realignment of Alliance One.  We will continue to extend our presence in Russia through our subsidiary, Leaf Trading Co, providing superior service to our customers with the same staff and high level of expanded stem expertise.”

Alliance One is a leading independent leaf tobacco merchant.  It selects, purchases, processes, stores, packs and ships tobacco grown in over 45 countries, and serves the world’s large multinational cigarette manufacturers in over 90 countries.  For more information, visit the company’s website at http://www.aointl.com.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Alliance One’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products and the impact of regulation and litigation on Alliance One’s customers.  Alliance One does not undertake any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  Additional factors that could cause Alliance One’s results to differ materially from those described in the forward-looking statements can be found in Alliance One’s filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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